UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Newmark Group, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMENDMENTS TO THE PROXY STATEMENT DATED SEPTEMBER 6, 2024
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2024

The following information amends and replaces certain disclosures in the definitive proxy statement of Newmark Group, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on September 6, 2024 (the “Proxy Statement”) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2024 Annual Meeting of Stockholders of the Company, to be held as a virtual meeting conducted via live webcast at www.virtualshareholdermeeting.com/NMRK2024 on Thursday, October 17, 2024, commencing at 11:00 a.m. Eastern Time, and any adjournment or postponement thereof (the “Annual Meeting”).

The Company is filing this Amendment No. 1 to the Proxy Statement (this “Amendment”) to clarify the applicable voting standards and treatment of abstentions and broker non-votes with respect to Proposal 4 regarding the approval of the amendment and restatement to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation to the extent permitted under Delaware law.

Required Vote

The text below amends and replaces, in its entirety, the paragraph under the heading “Required Vote” on page 3 of the Proxy Statement:

With respect to Proposal 1, directors are elected by a plurality of the Total Voting Power present in person or represented by proxy and entitled to vote. With respect to Proposals 2, 3, and 5, the affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on each of those Proposals is required. With respect to Proposal 4, the affirmative vote of the majority of the Total Voting Power entitled to vote on that Proposal is required. Withheld votes will have no effect on the vote on Proposal 1, and abstentions will have no effect on the votes on Proposals 2, 3 and 5. Broker non-votes will have no effect on the votes on Proposals 1, 3, and 5. Abstentions and broker non-votes will have the same effect as votes against Proposal 4. Additionally, there will not be broker non-votes with regard to Proposal 2 as it is a routine matter pursuant to which brokers may exercise discretionary voting authority. Thus, your broker or nominee may vote on your behalf with regard to Proposal 2 whether or not you provide voting instructions. Shares not voted in the discretion of your broker or nominee will have no effect on the vote on this proposal.

Proposal 4 — Vote Required for Approval

The text below amends and replaces, in its entirety, the paragraph under the heading “VOTE REQUIRED FOR APPROVAL” on page 78 of the Proxy Statement:

The affirmative vote of the majority of the Total Voting Power entitled to vote on the proposal is required to approve the amendment and restatement of our Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as votes against the proposal.

Except as described above, this Amendment does not modify, amend, supplement, revise, replace, update or otherwise affect any of the other disclosures in the Proxy Statement, which continue to speak as of September 6, 2024.    This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting and should be read in conjunction with the Proxy Statement, which contains other important information. From and after the date of this Amendment, any references to the “Proxy Statement” are to the Proxy Statement as amended hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the paragraph under the heading “Revocation of Proxies” on page 2 in the Proxy Statement for instructions on how to do so.